      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2002


                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           R.H. DONNELLEY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                            13-2740040
  (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                             ONE MANHATTANVILLE ROAD
                               PURCHASE, NY 10577
                                 (914) 933-6400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                 ROBERT J. BUSH
             VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                             ONE MANHATTANVILLE ROAD
                               PURCHASE, NY 10577
                                 (914) 933-6400
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              --------------------

                                   Copies To:
                             THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                               901 LAKESIDE AVENUE
                              CLEVELAND, OHIO 44114
                                 (216) 586-3939

                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                              --------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED MAXIMUM
        TITLE OF EACH CLASS               AMOUNT TO BE        PROPOSED MAXIMUM        AGGREGATE OFFERING          AMOUNT OF
   OF SECURITIES TO BE REGISTERED         REGISTERED(1)      OFFERING PRICE (2)          PRICE (1)(3)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Debt Securities (4)(11)............
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (5)(11)...............
-----------------------------------------------------------------------------------------------------------------------------------
Serial Preferred Stock (6)(11).....
-----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares (7)(11)..........
-----------------------------------------------------------------------------------------------------------------------------------
Warrants (8)(11)...................
-----------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts (9)(11)...
-----------------------------------------------------------------------------------------------------------------------------------
Stock Purchase Units (10)(11)......
-----------------------------------------------------------------------------------------------------------------------------------
               Total...............        $500,000,000              100%               $500,000,000 (12)            $46,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (Footnotes on following page.)
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

(1) Not specified as to each class of securities to be registered pursuant to General Instruction II.D. to Form S-3.
(2) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(4) Subject to note (12) below, there is being registered an indeterminate principal amount of debt securities.
(5) There is being registered an indeterminate number of shares of common stock. Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing the common stock and may be transferred only with the common stock. No separate consideration is payable for the preferred stock purchase rights.
(6) There is being registered an indeterminate number of shares of serial preferred stock.
(7) There is being registered an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of serial preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.
(8) Subject to note (12) below, there is being registered an indeterminate amount and number of warrants, representing rights to purchase debt securities, serial preferred stock or common stock.
(9) Subject to note (12) below, there is being registered an indeterminate amount and number of stock purchase contracts, representing obligations to purchase serial preferred stock, depositary shares, common stock or other securities.
(10) Subject to note (12) below, there is being registered an indeterminate amount and number of stock purchase units, consisting of stock purchase contracts together with debt securities, serial preferred stock, warrants or debt obligations of third parties securing the holders' obligations to purchase the securities under the stock purchase contracts.
(11) Subject to note (12) below, this registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities, serial preferred stock, depositary shares or warrants registered hereunder and such indeterminate amount of securities as may be issued upon settlement of the stock purchase contracts or stock purchase units registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities, serial preferred stock, depositary shares or warrants.
(12) The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. Any offering of securities denominated other than in United States dollars will be treated as the equivalent of United States dollars based on the exchange rate applicable to the purchase of such securities at the time of initial offering.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell securities under this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell any securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 4, 2002

                                  $500,000,000

                           R.H. DONNELLEY CORPORATION

                                 Debt Securities
                                  Common Stock
                             Serial Preferred Stock
                                Depositary Shares
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

                               ------------------

         We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. The underwriters of any offered securities may overallot a portion of these securities.

         Our common stock is listed on the New York Stock Exchange under the symbol "RHD." The closing price of our common stock on the New York Stock Exchange on June 3, 2002 was $28.60. None of our other securities are listed on any national securities exchange.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

         We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

                                ----------------

                  The date of this prospectus is     , 2002.

                                TABLE OF CONTENTS

CAPTION                                         PAGE            CAPTION                                        PAGE
-------                                         ----            -------                                        ----

About This Prospectus                           ii              Description of Debt Securities                 2
Special Note Regarding Forward-                                 Description of Capital Stock                   8
  Looking Statements                            ii              Description of Depositary Shares               12
Where You Can Find More Information             iv              Description of Warrants                        14
Information We Incorporate By Reference         iv              Description of Stock Purchase Contracts
R.H. Donnelley Corporation                      1                 and Stock Purchase Units                     16
Use of Proceeds                                 1               Plan of Distribution                           16
Ratio of Earnings To Fixed Charges              1               Legal Matters                                  18
                                                                Experts                                        18

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million or the equivalent amount denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

         The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

         References in this prospectus to the terms "Company," "Donnelley," "we," "us" and "our" refer to R.H. Donnelley Corporation and its direct and indirect wholly owned subsidiaries, unless we state otherwise or the context indicates otherwise. Our only direct subsidiary is R.H. Donnelley Inc.


                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference statements regarding our future operating results, performance, business plans or prospects, which together with any other statements not constituting historical fact, are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to us or our management, have been used to identify such forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only our current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to us. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause our actual operating results, performance, business plans, prospects or decisions to differ from those expressed in, or implied by, these statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation, other than imposed by law, to update any forward-looking statements. These uncertainties and contingencies include, without limitation the following:


- DEPENDENCE ON A LIMITED NUMBER OF RELATIONSHIPS:

         Our business consists primarily of two relationships; a perpetual partnership with SBC Communications, Inc. called DonTech; and two sales agency arrangements with Sprint Corporation, which expire in 2004 and 2011. Due to the limited number of relationships, our business portfolio is not highly diversified and a material decline in the results of one relationship, especially our relationship with SBC, would likely have a material adverse effect on our overall operating results. We cannot assure you that we will be able to renew our existing Sprint sales agency or various pre-press publishing agreements as they expire or that we will be able to secure additional business to replace any such expired contracts.

- DEPENDENCE ON OUR BUSINESS PARTNERS:

         DonTech is the exclusive sales agent for SBC's yellow pages directories in various markets and we are the exclusive sales agent for Sprint's yellow pages directories in various markets. SBC and Sprint are the publishers of these directories. As the exclusive sales agent, we and DonTech are responsible for the management of our respective sales forces, including compensation, recruiting and training and other sales related matters. As the publisher, Sprint and SBC have responsibility for, and control over, all other matters, including, without limitation, product development, pricing, scheduling, marketing, distribution, billing, collections, credit and customer service. Sprint or SBC could implement policies and decisions (in which DonTech or we would likely have little or no participation or influence), and/or perform their obligations in a manner that could have a material adverse effect on our results of operations or financial condition. We also maintain large receivable balances from SBC and Sprint, and any liquidity difficulties that they may experience could materially impact our results of operations, financial condition and liquidity.

- UNCERTAINTY REGARDING CHANGES IN THE INDUSTRY:

         Our ability to diversify our business portfolio by providing sales agency, pre-press publishing or other services to SBC or Sprint in other markets or to other publishers in the industry may be impacted by uncertainties caused by consolidation within the telecommunications and independent yellow pages publishing industries or other changes. Also, most yellow pages directory publishers presently provide all sales and publishing functions internally, which could impact our ability to renew or obtain additional outsourcing business from our current publishers or offer our services to other yellow pages directory publishers. In addition, the effects of the Telecommunications Act of 1996 are still developing and the ultimate impact of those changes is still uncertain. The introduction of new products or technologies (including electronic delivery of directory information) by other companies and/or pricing pressures from competitors or customers could also adversely affect our results of operations and financial condition.

- GENERAL ECONOMIC FACTORS COULD ADVERSELY AFFECT OUR BUSINESS:

         Our business results could be adversely affected by any economic slowdown experienced in the United States, especially with respect to the markets in which we operate. In addition, any residual economic effects of, and uncertainties regarding:

         - the terrorist attacks that occurred on September 11, 2001;

         - the general possibility or express threat of similar terrorist or other related disruptive events; or

         - the future occurrence of similar terrorist or other related disruptive events, especially with respect to the major markets in which we operate that depend heavily upon travel and tourism,

could also adversely affect our business.


- USE OF CASH FLOW:

         Our cash flow may be used for some or all of the following: repay debt, repurchase outstanding common stock and/or pursue growth initiatives within our line of business and core competencies, whether through acquisitions, joint ventures, outsourcing opportunities or otherwise. Any share repurchases would be subject to market conditions and compliance with legal restrictions, as well as restrictions under our debt covenants. Growth initiatives, if pursued, would be subject to implementation, integration and other related risks. Any significant growth initiative would likely require the issuance of additional securities (including securities registered hereunder), which could involve the public or private sale of our debt or equity securities and we cannot assure you that any proposed transaction would be accretive to earnings.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                    INFORMATION WE INCORPORATE BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means:

         - incorporated documents are considered part of the prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update this prospectus.

         We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

         - Annual Report on Form 10-K for the year ended December 31, 2001;

         - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         - the description of our common stock contained in our Registration Statement on Form S-3 filed with the SEC on November 28, 1986 and all amendments and reports filed for the purpose of updating that description; and

         - the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on November 5, 1998, as amended March 28, 2001.

         We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

         You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:

                               Investor Relations
                           R.H. Donnelley Corporation
                             One Manhattanville Road
                               Purchase, NY 10577
                        Telephone Number: (914) 933-3178

                           R.H. DONNELLEY CORPORATION

         We are a marketer of yellow pages advertising in the United States, selling advertising for more than 175 yellow pages directories with a total circulation of over 15 million. On behalf of our business partners, SBC Communications, Inc. and Sprint Corporation, we sell over $600 million of yellow pages advertising annually. We also provide pre-press publishing services for approximately 240 yellow pages directories, including all of the directories for which we currently sell advertising. We have a diversified customer base of approximately 200,000 small to medium-sized businesses, many of which rely on yellow pages directories as their principal or sole form of advertising.

         We sell yellow pages advertising in Illinois and northwest Indiana under a 50/50 perpetual partnership, called DonTech, with an affiliate of SBC Communications Inc., and in certain markets in Nevada, Florida, Virginia and North Carolina under contractual agreements with affiliates of Sprint Corporation. These agreements allow SBC and Sprint to gain the benefits of our long-term presence in these markets, yellow pages advertising sales and pre-press publishing expertise, established infrastructure and performance-focused, non-union sales force. We benefit from these agreements as SBC is the major incumbent telephone company in the Illinois and northwest Indiana markets and Sprint is the major incumbent telephone company in the Nevada, Virginia and North Carolina markets and one of two major incumbent telephone companies in the Florida markets. Incumbent telephone companies have strong brand name recognition and typically publish the leading directories in terms of numbers of advertisers, billing value of advertising, utilization rates and distribution.

         We are a Delaware corporation. Prior to July 1, 1998, we operated as part of The Dun & Bradstreet Corporation. Our principal executive offices are located at One Manhattanville Road, Purchase, New York 10577 and our telephone number is (914) 933-6400.


                                 USE OF PROCEEDS

         We expect to use substantially all of the net proceeds from sales of the securities described in this prospectus for our general corporate purposes, which may include making additions to our working capital, repurchasing our common stock, repaying indebtedness or other corporate obligations, funding capital expenditures and/or pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise. We will describe our intended use of proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously listed purposes may be invested in marketable securities or we may apply the proceeds to reduce indebtedness.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges for the periods presented:

                                                        Years Ended December 31                    Three Months Ended
                                                        -----------------------                         March 31
                                                                                                        --------
                                            2001       2000       1999      1998       1997        2002          2001
                                            ----       ----       ----      ----       ----        ----          ----
Ratio of Earnings to Fixed Charges          4.4x (1)   6.9x (2)   3.5x      6.8x (3)    -- (3)     4.9x          4.3x

         (1) The ratio for the year ended December 31, 2001 includes in earnings a restructuring charge of $18.5 million and an investment impairment charge of $13.4 million. Excluding these charges, the ratio of earnings to fixed charges would have been 5.6x. For additional information regarding the restructuring and investment impairment charges, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this prospectus.

         (2) The ratio for the year ended December 31, 2000 includes in earnings a gain on the disposition of businesses of $86.5 million and a one-time benefit of $15.7 million resulting from the restructuring of the CenDon relationship. Excluding these one-time items, the ratio of earnings to fixed charges would have been 4.1x. For additional information regarding the disposition of businesses and the restructuring of the CenDon relationship, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this prospectus.

         (3) Prior to July 1, 1998, we operated as part of The Dun & Bradstreet Company. Since we were a wholly owned subsidiary of D&B for all of 1997, the ratio of earnings to fixed charges is not applicable for that year. The ratio for the year ended December 31, 1998 reflects a full year of earnings, but debt expense only from July 1, 1998 (when we first incurred debt as an independent company) through December 31, 1998.

         The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

         - earnings consist of income from continuing operations before income from equity investments in partnerships and income taxes, fixed charges and cash distributions from partnership investments; and

         - fixed charges consist of (i) interest on indebtedness and (ii) one-third of operating rental expense, which management believes is representative of the interest component of rent expense.

         We did not have any serial preferred stock outstanding during the periods presented above. There were no serial preferred stock dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES


DEBT MAY BE SENIOR OR SUBORDINATED

         We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our Senior Debt Indenture, as defined below, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our Subordinated Debt Indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the Subordinated Debt Indenture, to all of our "senior indebtedness," which is defined in our Subordinated Debt Indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our Senior Debt Indenture and our Subordinated Debt Indenture individually as an "indenture" and collectively as the "indentures."

         The indentures will not limit the amount of debt securities that we may issue and will permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Donnelley. We currently conduct a portion of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

         We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

         Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to subordination, which are included in the Subordinated Debt Indenture only. Neither indenture limits our ability to incur additional indebtedness, but other sources, such as our existing indenture and our bank credit facilities may impose limitations on the amount of additional indebtedness that we may incur.

         We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on or shortly before the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and any additional material United States federal income tax considerations will be set forth in the applicable prospectus supplement.

         Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

         Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain or that we have caused to be maintained for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.


TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

         The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

- classification as senior or subordinated debt securities and the specific designation of such securities;

- aggregate principal amount and purchase price;

- currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

- minimum denominations;

- date of maturity;

- the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

- the interest payment dates, if any, as well as the record dates for determining to whom we will pay interest;

- any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

- whether we will issue the debt securities in definitive form or in the form of one or more global securities;

- the terms on which holders of the debt securities may convert or exchange these securities into our common stock or other securities of Donnelley or other entities, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

- information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

- any special United States federal income tax consequences applicable to the debt securities being issued;

- whether we will issue the debt securities by themselves or as part of a unit together with other securities;

- any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations; and

- any other material terms and conditions relating to the debt securities.

         We will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.


REGISTRATION AND TRANSFER OF DEBT SECURITIES

         You may present debt securities for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the applicable indenture. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the applicable indenture.

         If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. For additional information, see "--Global Securities" below.

DEFEASANCE

         Unless the prospectus supplement states otherwise, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

         We can also avoid having to comply with the restrictive covenants in the applicable indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on the outstanding debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that holders of those securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.


INDENTURES

         Debt securities that will be senior debt will be issued under an indenture between us and a trustee. We call that indenture, as further supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under an Indenture between us and a trustee. We call that indenture, as further supplemented from time to time, the Subordinated Debt Indenture. We refer to the trustee under the Senior Debt Indenture and the trustee under the Subordinated Debt Indenture individually as a "trustee" and collectively as the "trustees." We will identify the trustee in a prospectus supplement at the time of the issuance of debt securities.


SUBORDINATION PROVISIONS

         There are contractual provisions in the Subordinated Debt Indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness.

         The Subordinated Debt Indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Donnelley for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the Subordinated Debt Indenture.

         Unless the applicable prospectus supplement states otherwise, the Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

- of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

- a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

- there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

- that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture, and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

         If the trustee under the Subordinated Debt Indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

         Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the Subordinated Debt Indenture and the holders of subordinated debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.


RESTRICTIVE COVENANTS

         Covenants applicable to debt securities will be set forth in the applicable prospectus supplement. In addition, you should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to, the events of default or covenants of ours contained in an indenture, including any addition of a covenant or other provision providing event risk or similar protection.


CONSOLIDATION, MERGER OR SALE OF ASSETS

         Unless otherwise provided in the applicable prospectus supplement, the indentures provide that we will not consolidate or merge with or into any other corporation and will not sell all or substantially all of our assets unless:

- we are the continuing corporation or if we are not the continuing corporation, such continuing corporation is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and the premium, if any, and interest on the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

- we are not, or such continuing corporation is not, in default in the performance of any such covenant or condition immediately after such merger, consolidation or sale of assets.


EVENTS OF DEFAULT, WAIVER AND NOTICE

         Unless otherwise provided in the applicable prospectus supplement, the indentures provide that the following events will be events of default with respect to the debt securities of a series:

- we default in the payment of any interest on the debt securities of that series for more than 30 days;

- we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

- we breach any of the other covenants applicable to that series of debt securities and that breach continues for more than 90 days after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series;

- we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us; or

- we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days.

         The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the indenture voting as one class may declare all of the debt securities outstanding under the indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series described in this paragraph may annul a declaration or waive a past default except for a continuing payment default. If any of the affected debt securities are Original Issue Discount Securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

         The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee shall have the right to decline to follow any such direction if such trustee is advised by counsel that the action so directed may not lawfully be taken or if such trustee determines that such action would be unjustly prejudicial to the holders not taking part in such direction or would involve such trustee in personal liability.

         Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.


MODIFICATION OF INDENTURES

         We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

- change the date on which any payment of principal or interest on the debt security is due;

- reduce the amount of any principal, interest or premium due on any debt security;

- change the currency or location of any payment;

- impair the right of any holder to bring suit for any payment after its due date; or

- reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.


CONCERNING THE TRUSTEES

         Each trustee may be a depository for funds of, may make loans to and may perform other services for us from time to time in the normal course of business.


FORM OF DEBT SECURITIES

         Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities issued at one time. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by the global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under "Global Securities."


GLOBAL SECURITIES

         We may issue the debt securities of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

         If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

         Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security ("participants") or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under either indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under either indenture, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

         Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

         If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such debt securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global security or securities representing such debt securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 410,000,000 shares of stock, including:

         - 400,000,000 shares of common stock, $1 par value per share, of which 29,717,407 shares were issued and outstanding as of May 1, 2002; and

         - 10,000,000 shares of preferred stock, $1 par value per share, of which no shares are currently issued or outstanding.


COMMON STOCK

         This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation, as amended, and bylaws, as amended, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

         Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights of shares of our serial preferred stock, if any. Except as provided in connection with our serial preferred stock or as otherwise may be required by law or our certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. The board of directors must consist of at least three directors and is divided into three classes, each consisting of, as close as practical, one-third of the entire board of directors. All elections of directors are by written ballot at our annual meeting of stockholders for three-year terms and are determined by a plurality of the voting power present in person or represented by proxy and entitled to vote.

         Subject to the rights of holders of our serial preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of serial preferred stock are entitled by the express terms of that series of serial preferred stock.

         Our outstanding common stock is fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements. In addition, attached to each of our shares of common stock is one preferred stock purchase right. For additional information, you should see "--Rights Agreement" below for a summary discussion of these rights.


PREFERRED STOCK

         This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of serial preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of serial preferred stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of serial preferred stock with the SEC each time we issue a new series of serial preferred stock. This amendment will establish the number of shares of preferred stock included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable limitations. You should refer to the applicable amended certificate of incorporation before deciding to buy shares of our serial preferred stock as described in the applicable prospectus supplement.

         Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our serial preferred stock in multiple series without the approval of stockholders. With respect to each series of our serial preferred stock, our board of directors has the authority, consistent with our certificate of incorporation, to fix the following terms:

         - the designation of the series;

         - the number of shares within the series, which the board of directors may increase or decrease;

         - whether the shares have voting powers;

         - whether the shares are redeemable, the redemption price and the terms of redemption;

         - whether the shares are entitled to receive dividends, and if so, the dividend rate of the series, the dates of payment of dividends and the dates from which dividends are cumulative, if applicable;

         - any rights if we dissolve or liquidate;

         - whether the shares are convertible into, or exchangeable for, any of our other stock, the price or rate of conversion or exchange and the applicable terms and conditions;

         - the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

         - any restrictions on the creation of indebtedness by us, issuance of shares in the same series or any other series on the payment of dividends or making of other distributions and the repurchase, redemption or other acquisition of outstanding stock; and

         - any other relative, participating, optional or other special rights, preferences and limitations.


         Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our serial preferred stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

         The description of our board of director's powers with respect to serial preferred stock and your rights as a serial preferred stockholder in this section does not describe every aspect of these powers and rights. A copy of our certificate of incorporation has been incorporated by reference in the registration statement of which this prospectus is a part. For additional information, see "Where You Can Find More Information" on how to obtain a copy of the certificate of incorporation.


RIGHTS AGREEMENT

         Attached to each outstanding share of our common stock is one preferred stock purchase right. Each right provides the holder with the right to purchase, for a purchase price of $50, one one-hundredth of a share of Series B Participating Cumulative Preferred Stock, par value $1 per share. The terms and conditions of the rights are set forth in the rights agreement, dated as of October 27, 1998, as amended, between us and The Bank of New York, as rights agent. Rights holders, as such, do not have any rights as holders of common stock, including the right to vote and to receive dividends.

         Under the rights agreement, prior to the distribution date, the rights will be evidenced by the certificates evidencing the shares of common stock and cannot be transferred separately from the common stock. After the distribution date, the rights agent will mail separate certificates evidencing the rights as of the close of business on the distribution date, and these certificates may be transferred separately from the shares of common stock. The distribution date will occur on the earlier of the following:

         - the close of business on the 10th day after the stock acquisition date, which is the date of the first public announcement that any person, other than us or any of our subsidiaries, including any employee benefit plan of ours or any of our subsidiaries, has become an acquiring person by acquiring, together with certain affiliated persons, beneficial ownership of 20% or more of the outstanding shares of common stock; or

         - the close of business on the 10th business day, or such later date as may be designated by the board of directors, after the date of commencement of a tender or exchange offer by any person which would, if consummated, result in that person becoming an acquiring person.

         In the event that, at any time after a person has become an acquiring person:

         - we are involved in a merger, consolidation or other business combination in which we are not the surviving corporation or our common stock is exchanged for other securities or assets; or

         - we and/or one or more of our subsidiaries sells or otherwise transfers, in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of ours and our subsidiaries, taken as a whole, to any other person or persons, then, in each case, each right, other than rights beneficially owned by the acquiring person and certain affiliated persons, will entitle the holder, after the distribution date, to purchase, for the $50 purchase price, that number of shares of common stock of the other party to the business combination or sale having a market value of twice the purchase price.

         If any person becomes an acquiring person and neither of the events described in the preceding paragraph have occurred, each right, other than rights beneficially owned by the acquiring person and certain affiliated persons, will entitle the holder, after the distribution date, to purchase, for the purchase price, that number of shares of our common stock having a market value of twice the purchase price. Once a person has become an acquiring person, but before any person becomes the beneficial owner of 50% or more of the outstanding shares of common stock or the occurrence of either of the events described in the preceding paragraph, the board of directors may exchange all or part of the rights, other than rights beneficially owned by the acquiring person and certain affiliated persons, for shares of common stock at an exchange ratio of one share of common stock per right.

         The board of directors may redeem all of the rights at a price of $0.01 per right at any time before any person becomes an acquiring person. The rights will expire at the close of business on November 6, 2008, unless earlier exchanged or redeemed.

         As long as the rights are redeemable, any provision in the rights agreement may be amended or supplemented in any respect without approval of the rights holders. At any time when the rights are no longer redeemable, the rights agreement may be amended in any respect that does not adversely affect rights holders, other than rights beneficially owned by the acquiring person and certain affiliated persons, cause the rights agreement to become amendable other than in accordance with this sentence or cause the rights again to become redeemable.

         The rights plan is designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The rights plan may have the effect of deterring unsolicited takeover proposals, as the rights would cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination that our board of directors approves.

         The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement, as it may be amended from time to time, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the registration statement of which this prospectus forms a part. For additional information, see "Where You Can Find More Information" on how to obtain a copy of the rights agreement.


LIMITATION ON DIRECTORS' LIABILITY

         The Delaware General Corporation Law permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful. Unless a court determines that a person is fairly and reasonably entitled to indemnification, however, a person may not be indemnified with respect to any claim resulting in the person being adjudged liable to the corporation.

         The Delaware General Corporation Law requires a present or former director or officer of a corporation to be indemnified against various expenses if the person has been successful and other persons serving at the request of the corporation, on the merits or otherwise in defense of any proceeding or in defense of any issue therein. In addition, the Delaware General Corporation Law permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's undertaking to repay advances for expenses against which the person is not ultimately entitled to be indemnified.

         The Delaware General Corporation Law provides that the indemnification and advancement of expenses provisions contained in the Delaware General Corporation Law are not exclusive of any other rights that a person seeking indemnification or advancement of expenses may have or later acquire under any provision of the corporation's bylaws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. In addition, the Delaware General Corporation Law provides that a corporation may maintain insurance, at its expense, on behalf of any director, officer, employee or agent of the corporation against any expense, liability or loss. This insurance may provide benefits regardless of whether the corporation has the power to indemnify the person under the Delaware General Corporation Law.

         Our existing charter provides for indemnification of our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.


DELAWARE ANTITAKEOVER LAW

         Several provisions of the Delaware General Corporation Law may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions include Section 203 (the "Business Combination Statute"). Section 203 applies to us because our certificate of incorporation and bylaws do not specifically exclude its applicability.

         These statutory provisions, as well as our rights agreement, are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board of directors based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction, among other factors. These statutory provisions, as well as our rights agreement, could have the effect of discouraging a prospective acquirer from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions, as well as our rights agreement, could discourage accumulations of large blocks of shares of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide. Finally, these provisions, as well as our rights agreement, could limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

         The Delaware General Corporation Law's Business Combination Statute provision is set forth in summary below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all sections of the Delaware General Corporation Law.

         Business Combination Statute. Section 203 of the Delaware General Corporation Law regulates the process by which a person or group may acquire control of a Delaware corporation. Under the Business Combination Statute, any person who acquires 15% or more of a corporation's voting stock is considered an interested stockholder and is prohibited from engaging in a wide range of transactions involving business combinations with the corporation for a period of three years following the date the person became an interested stockholder, unless:

         - prior to the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         - upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares owned by corporate insiders; or

         - the business combination is approved by the corporation's board of directors and authorized by the affirmative vote at a meeting of stockholders by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

         The Bank of New York serves as the registrar and transfer agent for the common stock.


STOCK EXCHANGE LISTING

         Our shares of common stock are listed on the New York Stock Exchange. The trading symbol for our common stock on this exchange is "RHD."


         DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of serial preferred stock. The prospectus supplement will indicate that fraction. The shares of serial preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the serial preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of serial preferred stock in accordance with the terms of the offering.

         We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

         Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.


DIVIDENDS AND OTHER DISTRIBUTIONS

         If we pay a cash distribution or dividend on a series of serial preferred stock represented by depositary shares, the Bank Depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.


REDEMPTION OF DEPOSITARY SHARES

         If we redeem a series of serial preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the serial preferred stock. Whenever we redeem shares of underlying serial preferred stock that are held by the Bank Depositary, the Bank Depositary will redeem as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.


VOTING THE SERIAL PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the serial preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to this serial preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the serial preferred stock) may instruct the Bank Depositary as to how to vote the serial preferred stock represented by this holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the number of the serial preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the Bank Depositary reasonably deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the serial preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this serial preferred stock.


AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if:

         - all outstanding depositary shares have been redeemed or converted for any other securities into which the underlying preferred stock is convertible; or

         - there has been a final distribution in respect of the serial preferred stock in connection with any liquidation, dissolution or winding up of Donnelley and this distribution has been distributed to the holders of depositary receipts.


CHARGES OF BANK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the serial preferred stock and any redemption of the serial preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of serial preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.


WITHDRAWAL OF SERIAL PREFERRED STOCK

         Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of serial preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of serial preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of serial preferred stock to be withdrawn, the Bank Depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of serial preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.


CONVERSION OF PREFERRED STOCK

         If the prospectus supplement relating to the depositary shares says that the deposited serial preferred stock is convertible into common stock or shares of another series of preferred stock of Donnelley, the following will apply. The depositary shares, as such, will not be convertible into any securities of Donnelley. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred stock of Donnelley, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the deposited preferred stock. If only some of the depositary shares are to be converted, a new depositary receipt or receipts will be issued for any depositary shares not to be converted.

MISCELLANEOUS

         The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of serial preferred stock.

         Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither we nor the Bank Depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or serial preferred stock unless satisfactory indemnity is furnished. We and the Bank Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting serial preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.


RESIGNATION AND REMOVAL OF BANK DEPOSITARY

         The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and the successor's acceptance of this appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.


                             DESCRIPTION OF WARRANTS

GENERAL DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of debt securities, serial preferred stock or shares of common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the applicable warrant agreement will be filed with the SEC in connection with the offering of warrants.


DEBT WARRANTS

         The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

         - the title of the warrants;

         - the offering price for the warrants, if any;

         - the aggregate number of warrants;

         - the designation and terms of the debt securities purchasable upon exercise of the warrants;

         - if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

         - if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

         - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

         - the dates on which the right to exercise the warrants will commence and expire;

         - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

         - information relating to book-entry procedures, if any;

         - the currency or currency units in which the offering price, if any, and the exercise price are payable;

         - if applicable, a discussion of material United States federal income tax considerations;

         - anti-dilution provisions of the warrants, if any;

         - redemption or call provisions, if any, applicable to the warrants;

         - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

         - any other information we think is important about the warrants.


STOCK WARRANTS

         The prospectus supplement relating to a particular issue of warrants to purchase shares of common stock or serial preferred stock will describe the terms of the common stock warrants and serial preferred stock warrants, including the following:

         - the title of the warrants;

         - the offering price for the warrants, if any;

         - the aggregate number of the warrants;

         - the shares of common stock or the designation and terms of the shares of serial preferred stock that may be purchased upon exercise of the warrants;

         - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

         - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

         - the number of shares of common stock or serial preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

         - the dates on which the right to exercise the warrants commence and expire;

         - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         - the currency or currency units in which the offering price, if any, and the exercise price are payable;

         - if applicable, a discussion of material United States federal income tax considerations;

         - anti-dilution provisions of the warrants, if any;

         - redemption or call provisions, if any, applicable to the warrants;

         - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

         - any other information we think is important about the warrants.


EXERCISE OF WARRANTS

         Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or shares of serial preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

         Until a holder exercises the warrants to purchase our debt securities, serial preferred stock or shares of common stock, the holder will not have any rights as a holder of our debt securities, serial preferred stock or shares of common stock, as the case may be, by virtue of ownership of warrants.


        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and described in the applicable prospectus supplement. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including United States treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner and in specific circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis.

         The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units and, if applicable, prepaid securities, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.


                              PLAN OF DISTRIBUTION

         We may sell the offered securities in and outside the United States:

         - through underwriters or dealers;

         - directly to purchasers, including our affiliates and stockholders, in a rights offering;

         - through agents; or

         - through a combination of any of these methods.

         The prospectus supplement will include the following information:

         - the terms of the offering;

         - the names of any underwriters or agents;

         - the name or names of any managing underwriter or underwriters;

         - the purchase price or initial public offering price of the securities;

         - the net proceeds from the sale of the securities;

         - any delayed delivery arrangements;

         - any underwriting discounts, commissions and other items constituting underwriters' compensation;

         - any discounts or concessions allowed or reallowed or paid to dealers; and

         - any commissions paid to agents.


SALE THROUGH UNDERWRITERS OR DEALERS

         If underwriters are used in the sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

         Some or all of the securities that we offer through this prospectus, other than common stock, may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

         If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

         If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.


DIRECT SALES AND SALES THROUGH AGENTS

         We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.


REMARKETING ARRANGEMENTS

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.


DELAYED DELIVERY CONTRACTS

         If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.


GENERAL INFORMATION

         We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.


                                  LEGAL MATTERS

         Unless otherwise provided in the applicable prospectus supplement, the legality of the securities in respect of which this prospectus is being delivered will be passed on for us by Robert J. Bush, Vice President, General Counsel and Corporate Secretary of Donnelley. Mr. Bush is a Donnelley stockholder and a holder of options to purchase shares of our common stock. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under the applicable prospectus supplement for any underwriters or agents.


                                     EXPERTS

         The consolidated financial statements of R.H. Donnelley Corporation and the combined financial statements of DonTech I and DonTech II as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K of R.H. Donnelley Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us.

    Registration Fee .....................................          $ 46,000
    Accountant's fees and expenses .......................            10,000
    Trustee's fees and expenses ..........................            10,000
    Printing expenses ....................................            15,000
    Legal fees and expenses ..............................            20,000
    Miscellaneous ........................................            24,000
                                                                    --------
    Total ................................................          $125,000
                                                                    ========

         All of the above items, except for the registration fee, are estimates.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation provides that we will indemnify, to the full extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of our board of directors or an officer. We may indemnify, to the extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of ours, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our certificate is not exclusive of any other rights to which any person seeking indemnification may be entitled under our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with us. Further, coverage shall continue as to a person who has ceased to be our director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

         Section 145 of the Delaware General Corporation Law provides as follows:

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections
             (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         In accordance with our certificate of incorporation, we have purchased directors' and officers' liability insurance that covers certain liabilities and expenses of our directors and officers.


ITEM 16. EXHIBITS

         The following documents are exhibits to this Registration Statement.

EXHIBIT
NUMBER      DESCRIPTION
------      -----------

1.1**        Form of Underwriting Agreement (Debt Securities).

1.2**        Form of Underwriting Agreement (Equity Securities).

3.1 Certificate of Incorporation of the registrant, as amended, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the registrant for the quarterly period ended March 31, 1999 (No. 001-07155).

3.2          By-laws of the registrant, as amended, incorporated by reference to
             Exhibit 3.2 to the Quarterly Report on Form 10-Q of the registrant for the fiscal year ended March 31, 1999 (No. 001-07155).

4.3          Rights Agreement, dated as of October 27, 1998 between R.H.
             Donnelley Corporation and First Chicago Trust Company, incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998 (No. 001-07155).

4.4 Amendment No. 1 to Rights Agreement dated as of February 26, 2001 by and among R.H. Donnelley Corporation, First Chicago Trust company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent), incorporated by reference to
             Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2000 (No. 001-07155).

4.5 Indenture dated as of June 5, 1998 between R.H. Donnelley Inc., as Issuer, us, as Guarantor, and the Bank of New York, as Trustee, with respect to the 9-1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 17, 1998 (No. 333-59287).

4.6          Form of the 9-1/8% Senior Subordinated Notes due 2008 (included in
             Exhibit 4.5).

4.7          Company Guarantee (included in Exhibit 4.5).

4.8*         Form of Senior Debt Indenture.

4.9*         Form of Senior Debt Securities (included in Exhibit 4.8).

4.10*        Form of Subordinated Debt Indenture.

4.11*        Form of Subordinated Debt Securities (included in Exhibit 4.10).

4.12**       Form of Warrant Agreement.

4.13**       Form of Warrant Certificate (included in Exhibit 4.12).

4.14**       Form of Deposit Agreement.

4.15**       Form of Depositary Receipt (included in Exhibit 4.14).

4.16**       Form of Stock Purchase Contract.

4.17**       Form of Stock Purchase Unit (included in Exhibit 4.16).

4.18**       Form of Pledge Agreement.

5.1*         Opinion of General Counsel of Registrant.

12.1*        Calculation of Ratio of Earnings to Fixed Charges.

23.1*        Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2* Consent of General Counsel of Registrant (included in Exhibit 5.1 to this Registration Statement).

24.1*        Powers of Attorney.

25.1*** Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Debt Indenture.

25.2*** Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Subordinated Debt Indenture.

-----------------
*   Filed herewith.
** To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.
*** To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-3 thereunder.


ITEM 17. UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     E. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     F. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on the 4th day of June 2002.

                                         R.H. DONNELLEY CORPORATION


                                         By: /s/ Robert J. Bush
                                            -----------------------------------
                                         Name: Robert J. Bush
                                         Title: Vice President, General Counsel
                                                and Corporate Secretary


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                        TITLE                       DATE
          ---------                        -----                       ----

             *
_________________________   Chairman of the Board                  June 4, 2002
  Frank R. Noonan

             *              Chief Executive Officer and Director   June 4, 2002
_________________________   (Principal Executive Officer)
  David C. Swanson

             *              Chief Financial Officer (Principal     June 4, 2002
_________________________   Financial Officer)
  Steven M. Blondy

             *              Vice President and Controller          June 4, 2002
_________________________   (Principal Accounting Officer)
  William C. Drexler

             *
_________________________   Director                               June 4, 2002
  Kenneth G. Campbell

             *
_________________________   Director                               June 4, 2002
  Robert Kamerschen

             *
_________________________   Director                               June 4, 2002
  Peter J. McDonald

             *
_________________________   Director                               June 4, 2002
  Carol J. Parry

             *
_________________________   Director                               June 4, 2002
  Barry Lawson Williams

* The undersigned, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Registrant and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.


/s/ Robert J. Bush                                           June 4, 2002
----------------------------------------------------------
Robert J. Bush, Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION
------       -----------

1.1**        Form of Underwriting Agreement (Debt Securities).

1.2**        Form of Underwriting Agreement (Equity Securities).

3.1 Certificate of Incorporation of the registrant, as amended, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the registrant for the quarterly period ended March 31, 1999 (No. 001-07155).

3.2          By-laws of the registrant, as amended, incorporated by reference to
             Exhibit 3.2 to the Quarterly Report on Form 10-Q of the registrant for the fiscal year ended March 31, 1999 (No. 001-07155).

4.3          Rights Agreement, dated as of October 27, 1998 between R.H.
             Donnelley Corporation and First Chicago Trust Company, incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998 (No. 001-07155).

4.4 Amendment No. 1 to Rights Agreement dated as of February 26, 2001 by and among R.H. Donnelley Corporation, First Chicago Trust company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent), incorporated by reference to
             Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2000 (No. 001-07155).

4.5 Indenture dated as of June 5, 1998 between R.H. Donnelley Inc., as Issuer, us, as Guarantor, and the Bank of New York, as Trustee, with respect to the 9-1/8% Senior Subordinated Notes due 2008, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 17, 1998 (No. 333-59287).

4.6          Form of the 9-1/8% Senior Subordinated Notes due 2008 (included in
             Exhibit 4.5).

4.7          Company Guarantee (included in Exhibit 4.5).

4.8*         Form of Senior Debt Indenture.

4.9*         Form of Senior Debt Securities (included in Exhibit 4.8).

4.10*        Form of Subordinated Debt Indenture.

4.11*        Form of Subordinated Debt Securities (included in Exhibit 4.10).

4.12**       Form of Warrant Agreement.

4.13**       Form of Warrant Certificate (included in Exhibit 4.12).

4.14**       Form of Deposit Agreement.

4.15**       Form of Depositary Receipt (included in Exhibit 4.14).

4.16**       Form of Stock Purchase Contract.

4.17**       Form of Stock Purchase Unit (included in Exhibit 4.16).

4.18**       Form of Pledge Agreement.

5.1*         Opinion of General Counsel of Registrant.

12.1*        Calculation of Ratio of Earnings to Fixed Charges.

23.1*        Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2* Consent of General Counsel of Registrant (included in Exhibit 5.1 to this Registration Statement).

24.1*        Powers of Attorney.

25.1*** Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Debt Indenture.

25.2*** Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Subordinated Debt Indenture.

-----------------
*   Filed herewith.
** To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.
*** To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-3 thereunder.